GLOBAL AXCESS CORP ANNOUNCES CONTINGENT SETTLEMENT
AGREEMENT WITH DEBT HOLDER

Settlement to End Legacy Litigation Issue

Contingent on Financing

JACKSONVILLE, FL, August 18, 2008 -- Global Axcess Corp (OTC BB: GAXC) (the “Company”), an independent provider of ATM solutions, today announced that on August 12, 2008 it reached a contingent settlement agreement with CAMOFI Master LDC (“CAMOFI”), a debt holder of Global Axcess. In accordance to the settlement agreement (the “Agreement”), the Company will pay $3.7 million in cash to CAMOFI to cancel the note executed in October 2005. The settlement agreement resolves the lawsuit initially filed by CAMOFI in October 2007 and amended in December 2007 alleging breach of contract by the Company.

Mr. George McQuain, Chief Executive Officer of the Company, stated, “Over the last 22 months we have worked diligently to eliminate the legacy issues that have hampered our efforts. This contingent settlement agreement is another step in that direction. The CAMOFI note and litigation have effectively precluded our ability to raise equity and debt financing without significant equity dilution. Upon obtaining the financing to remove the contingency, we will again be able to incorporate portfolio acquisitions as a part of our strategy to drive growth in top line revenue and build shareholder value. I am confident the shareholders will agree that this is a positive move for the Company.”

Of the total, $3.5 million will repay the principal balance of the note and $200,000 will reimburse CAMOFI for legal fees and other expenses. Global Axcess’s directors and officer’s insurance policy will cover $150,000 of the $200,000. The additional $50,000 payment will be paid by the Company.

In addition, the 910,000 warrants previously issued to CAMOFI will remain unchanged and in full force and effect, except that the Company will lower the exercise price to $0.01 per share, and CAMOFI will give up the provisions in the warrant respecting rights to full ratchet anti-dilution protection and most favored nation status.

The Agreement is contingent upon the Company successfully obtaining financing to close this agreement within 90 days after August 12, 2008. Upon closing, the Company expects to record a non-cash expense of approximately $325,000 for the early extinguishment of debt which would have otherwise been expensed at $38,600 per quarter through the maturity date of the note in October 2010. The Company also expects to record a non-cash expense of approximately $175,000 for the warrant repricing and a cash expense of $50,000 for settlement charges relating to the legal fees and other expenses discussed above. This will result in the Company recording a one-time charge of approximately $550,000 ($500,000 non-cash) to earnings upon closing.

Mr. Joe Loughry, Chairman of the Board of the Company, stated, “The resolution of the CAMOFI litigation will remove a significant legal overhang on the Company. Both potential lenders and investors had difficulty assessing its potential impact on the Company and putting it behind us lifts that uncertainty. We have generally worked to avoid one-time charges against our earnings, but we believe is in the best interests of our shareholders to incur this one-time charge to prevent potentially significant future equity dilution.”

“We remain focused on delivering positive financial results for our shareholders and other stakeholders. Getting this behind us, along with the ongoing positive results of our turnaround strategy and the strength of our core business, will continue to add momentum toward our profitability and growth” added Mr. McQuain.

About Global Axcess Corp
Headquartered in Jacksonville, Florida, Global Axcess Corp was founded in 2001 with a mission to emerge as the leading independent provider of ATM services in the United States. Through its wholly owned subsidiary, Nationwide Money Services, Inc. (“NMS”), the Company provides turnkey ATM management solutions that include cash, project and account management services. NMS currently owns and operates approximately 4,300 ATMs in its national network spanning 44 states. For more information on the Company, please visit http://www.globalaxcess.biz.

Investor Relations Contact:
Sharon Jackson, 904-395-1149
Sharon.Jackson@GLXS.biz

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This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as: "believes," "expects," "may," "will," "should" or "anticipates," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. The Company undertakes no obligation to update any forward-looking statements.